TERMINATION AGREEMENT


         This TERMINATION AGREEMENT (this "Termination Agreement") is dated as of February 7,1997, by and among Spice Entertainment
Companies, Inc. (f/k/a Graff Pay-Per-View, Inc.), a Delaware corporation
(the "Company"), and the Spector Family Revocable Trust, Eric M. Spector,
Evan M. Spector and Staci M. Spector (collectively, the "Spector Parties").

                                    RECITALS:

         WHEREAS, the Spector Parties own all of the outstanding shares of United Transactive Systems, Inc.(f/k/a Spector Information Systems, Inc.), a California corporation ("SIS");

         WHEREAS, in conjunction with the merger of Spector Entertainment Group, Inc. ("SEG") with and into a wholly owned subsidiary of the Company, the Company and the Spector Parties entered into a letter agreement dated August 14, 1995, as amended August 30, 1995 (the "Letter Agreement"), pursuant to which (i) the Spector Parties granted to the Company an option (the "Option") to acquire all of the capital stock of SIS in exchange for shares of the common stock, par value $.01 per share, of the Company ("Company Common Stock"), and (ii) the Company granted the Spector Parties the right to require the Company to acquire such shares of SIS in exchange for shares of Company Common Stock (the "Put"), all upon the terms and conditions set forth therein; and

         WHEREAS, the Company and the Spector Parties have entered into a settlement agreement, dated as of , 1997 (the "Settlement Agreement"), pursuant to which, among other things, the Spector Parties have agreed to suspend their prior exercise of the Put and the parties have agreed to terminate conditionally the Letter Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

         1. (a) Each of the Spector Parties hereby represents and warrants to the Company that it has not assigned, transferred or otherwise disposed of any of its rights under the Letter Agreement, such rights are not subject to any Lien or Restriction (each as defined in the Settlement Agreement)(other than under federal or state securities laws), and that it has full power and authority to execute and deliver this Termination Agreement.

            (b) The Company hereby represents and warrants to each of the Spector Parties that it has not assigned, transferred, or otherwise disposed of any of its rights under the Letter Agreement, such rights are not subject to any Lien or Restriction (other than under federal or state securities law), and that it has full power and authority to execute and deliver this Termination Agreement.

         2. Each of the Spector Parties hereby (a) suspends its prior exercise of the Put, (b) agrees that prior to the reinstatement of the Put pursuant to
Section 3(b) of this Termination Agreement, it will not make any other or further attempts to exercise the Put, and (c) acknowledges and agrees that the Company shall have no obligation to honor such Put or any liability related thereto, including any liability relating to the Company's failure to honor the Put during the period from the date of the original exercise thereof, unless and until such rights and obligations are reinstated pursuant to Section 3(b) of this Termination Agreement.

         3. (a) Subject to Section 1.03 of the Settlement Agreement ("Section 1.03"), effective upon the Closing (as defined in the Settlement Agreement), the Letter Agreement is hereby terminated and all rights and obligations of the parties thereunder are hereby extinguished.

            (b) Notwithstanding anything in the foregoing paragraph 3(a) or Section 1.03 to the contrary, if at any time prior to the third anniversary of the Closing, a court of competent jurisdiction issues a final order (which is not subject to appeal by any party or with respect to which the time to appeal shall have expired) in any action, suit or proceeding brought by a third party declaring that any of the material transactions contemplated by and to be consummated pursuant to the Settlement Agreement and each of the "Additional
Agreements" (as defined in the Settlement Agreement) are null, void or are otherwise avoided, rescinded or set aside, then the exercise of the Put deemed suspended pursuant to the Settlement Agreement and this Termination Agreement shall be deemed reinstated retroactive to the original date of such exercise.

         4. This Termination Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         5. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be considered one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the date first referred to above.


                                      SPICE ENTERTAINMENT COMPANIES, INC.


                                      By: /s/ J. Roger Faherty
                                          -------------------------------
                                           J. Roger Faherty
                                           Chairman and Chief Executive Officer


                                      THE SPECTOR FAMILY REVOCABLE TRUST


                                      By: /s/ Edward M. Spector
                                          ------------------------------
                                           Edward M. Spector


                                      Co-Trustee


                                      By: /s/ Ilene H. Spector
                                          ------------------------------
                                           Ilene H. Spector


                                      Co-Trustee



                                      By: /s/ Evan M. Spector
                                          ------------------------------
                                           Evan M. Spector



                                      By: /s/ Eric M. Spector
                                          ------------------------------
                                           Eric M. Spector



                                      By: /s/ Staci M. Spector
                                          ------------------------------
                                           Staci M. Spector